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                                                                      EXHIBIT 99

                       MONSANTO COMPANY AND SUBSIDIARIES
                       ---------------------------------

             COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)

                                                                               Year Ended December 31,
                                                                    ----------------------------------------------
                                                                    1995       1994      1993      1992       1991
                                                                    ----       ----      ----      ----       ----
Income (loss) from continuing operations before
  provision for income taxes....................................   $1,087<F*> $  895<F*> $ 729<F*> $(174)<F*> $354<F*>

    Add

        Fixed charges...........................................      245        182       184       231       233

        Less capitalized interest...............................      (11)       (10)      (12)      (16)      (24)

        Dividends from affiliated companies.....................        9          2         5         5         5

    Less equity income (add equity loss) of
      affiliated companies......................................      (17)       (21)      (20)       (1)       (3)
                                                                   ------     ------     -----     -----      ----

            Income as adjusted..................................   $1,313     $1,048     $ 886     $  45      $565
                                                                   ======     ======     =====     =====      ====

Fixed charges

    Interest expense............................................   $  190     $  131     $ 129     $ 169      $166

    Capitalized interest........................................       11         10        12        16        24

    Portion of rents representative of interest
      factor....................................................       44         41        43        46        43
                                                                   ------     ------     -----     -----      ----

            Fixed charges.......................................   $  245     $  182     $ 184     $ 231      $233
                                                                   ======     ======     =====     =====      ====

Ratio of earnings to fixed charges..............................     5.36       5.76      4.82      0.19      2.42
                                                                   ======     ======     =====     =====      ====

<F*> Includes restructuring and other unusual items of $(51) million, $7 million, $(30) million, $699 million and $457 million in 1995, 1994, 1993, 1992 and 1991, respectively.

     Excluding these restructurings and other unusual items, the ratio of earnings to fixed charges would have been 5.15, 5.80, 4.65, 3.22 and 4.39, respectively.

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